EXHIBIT 99.1


ARMSTRONG

FOR  IMMEDIATE RELEASE                    CONTACT:  Media Inquiries:
----------------------
November 20, 2003                                   Dorothy Brown Smith
                                                    Director, Corporate
                                                    Communication
                                                    (717) 396-5696

                                                    Investor Inquiries:
                                                    Karen Wallace
                                                    Assistant Treasurer
                                                    Investor Relations
                                                    (717) 396-6290


                              ARMSTRONG ANNOUNCES A
                            SIGNIFICANT STEP TOWARDS
                      APPROVING ITS PLAN OF REORGANIZATION

           November 20, 2003, Lancaster, Pennsylvania -- Armstrong World Industries, Inc. (the "Company"), the operating subsidiary of Armstrong Holdings Inc. (OTCBB: ACKHQ), announced today a significant step towards ultimate approval of its Chapter 11 plan of reorganization (POR).

           At a hearing on the Company's POR that concluded Tuesday, the Hon. Randall J. Newsome, U.S. Bankruptcy Court Judge, announced proposed findings of fact and conclusions of law that would dismiss all remaining objections and approve the POR. However, confirmation of the POR now requires action by the U.S. District Court on the Bankruptcy Court's recommendations. The timing of that is uncertain. Armstrong hopes to be able to consummate the POR and emerge from Chapter 11 in early 2004. \

           As previously announced, the POR would result in the cancellation of existing stock of the Company, with new stock and other considerations issued to its creditors and certain warrants to buy new stock issued to Armstrong Holdings Inc.

           Armstrong Holdings Inc., the parent of the Company, has scheduled a special meeting of its shareholders for December 3, 2003 to vote on a proposal for its dissolution. The dissolution of Armstrong Holdings, Inc. is conditional upon the Company's reorganization under Chapter 11 and, if shareholders at the meeting approve dissolution, it will not be given effect until the Company's Chapter 11 plan is confirmed and consummated.

           Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong's net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 58 plants in 14 countries and approximately 15,700 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

           These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.'s ("AWI") Chapter 11 case; our ability to maintain financial liquidity; AWI's asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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